UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2013

ARK RESTAURANTS CORP.

(Exact name of registrant as specified in its charter)

New York	1-09453	13-3156768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Fifth Avenue

New York, New York 10003

(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (212) 206-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01       Other Events.

ARK Restaurants Corp. (the “Company”) entered into an Agreement, dated as of March 8, 2013, with New Meadowlands Racetrack LLC (“NMR LLC”) by which it will have the exclusive right to operate the food and beverage concessions at the new raceway facilities being constructed at the Meadowlands Racetrack Facility in East Rutherford, New Jersey. The facility is expected to open in mid-November. NMR LLC entered into a racetrack ground lease with the New Jersey Sports and Exposition Authority to lease the Meadowlands Racetrack Facility. NMR LLC has the right under the lease for all future development at the racetrack facility.

Meadowlands Newmark LLC is a member of NMR LLC. The Company has made a Four Million Two Hundred Thousand ($4,200,000) Dollar capital contribution to Meadowlands Newmark, for approximately a 10.667 % interest in Meadowlands Newmark.

Notwithstanding the foregoing, NMR LLC has the right to terminate the food and beverage concession, but not the Company’s status as a member of Meadowlands Newmark under certain circumstances.

On March 12, 2013, Ark Restaurants Corp issued a press release titled “Ark Restaurants Enter Into Agreement With New Meadowlands Racetrack” in which the Company also addressed the most recent letter received from Landry’s, Inc. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Press Release is intended to be furnished under this Item 8.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release titled “Ark Restaurants Enters Into Agreement With New Meadowlands Racetrack”, dated March 12, 2013.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARK RESTAURANTS CORP.

/s/ Michael Weinstein
By:	Name: Michael Weinstein
Title: Chief Executive Officer

Date: March 14, 2013

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